Exhibit 99.1

Contact:

Global Logistics Acquisition Corporation	Brainerd Communicators, Inc.
Gregory E. Burns	Jeff Majtyka/Brad Edwards (Investors)
President, CEO	Jenna Focarino (Media)
(646) 495-5094	(212) 986-6667

Global Logistics Acquisition Corporation Announces Agreements of Certain
Investors to Purchase Shares of Its Common Stock

NEW YORK, NEW YORK – FEBRUARY 1, 2008 – Global Logistics Acquisition Corporation (“GLAC”) (AMEX-GLA; GLA.U; GLA.WS) announced today that an entity affiliated with certain of the stockholders of The Clark Group, Inc. (“Clark”) has agreed to use commercially reasonable efforts to purchase 2,380,000 shares of GLAC’s common stock that were issued in its public offering from holders of such shares who have indicated their intention to vote against the proposal to approve GLAC’s proposed acquisition of Clark that will be considered at GLAC’s special meeting of stockholders scheduled to be held on February 7, 2008.  The agreement also provides that the purchaser will use reasonable efforts to obtain proxies from the sellers so that the shares may be voted in favor of the proposal or to cause the sellers to so vote such shares.  GLAC will grant the purchaser certain demand and piggy-back registration rights with respect to the shares following the closing of the proposed acquisition.

The agreement with the purchaser also provides that certain of the GLAC founders will transfer 380,000 of their shares to the purchaser if the acquisition proposal is approved and the acquisition is consummated.  Such transfer would be made at the time of the consummation of the acquisition, subject to six-month escrow and lock-up arrangements that were effected in connection with GLAC’s initial public offering.  The purchaser would also be granted demand and piggy-back registration rights with respect to such shares effective upon the expiration of such six-month period that are consistent with the registration rights the GLAC founders have with respect to their founder’s shares.  Additionally, in consideration for the purchaser agreeing to make the stock purchases, Stephens Inc. (“Stephens”), which has acted as financial advisor to Clark and its stockholders, has agreed to reduce its advisory fee payable by Clark’s stockholders by approximately $1 million if the acquisition is successfully consummated.

GLAC also announced that certain of its founders have agreed to purchase an additional 320,000 shares from holders who have indicated their intention to vote against the acquisition proposal.  Purchases of shares made by the founders in open market transactions will be made in accordance with the requirements of Rule 10b-18 under the Securities Exchange Act of 1934.  Shares purchased by the founders will also be voted in favor of the acquisition proposal.

BB&T Capital Markets, a division of Scott & Stringfellow, Inc., which acted as representative of the underwriters in GLAC’s IPO, has engaged Stephens to assist in facilitating the acquisition transaction.   Upon successful consummation of the acquisition, the underwriters will be paid $2,640,000 of deferred underwriting compensation from GLAC.

About The Clark Group

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

About Global Logistics Acquisition Corporation

Global Logistics Acquisition Corporation, a publicly traded acquisition corporation, is focused solely on acquiring privately held transportation and logistics companies. It raised net proceeds of approximately $88 million through its initial public offering in February 2006 led by BB&T Capital Markets and EarlyBirdCapital, Inc. Please visit www.glacteam.com for more information.

Additional Disclosure

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of GLAC and does not constitute an offer of any securities of GLAC for sale.   The matters referred to in this press release will be reported on a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, with the purchase agreements referred to herein included as exhibits.  Purchases made by the Clark purchaser and the GLAC founders pursuant to such agreements will also be reported on Current Reports on Form 8-K that will be filed with the Securities and Exchange Commission as soon as practicable after such purchases are made.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAILED TO ALL GLAC STOCKHOLDERS OF RECORD ON JANUARY 25, 2008 BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT GLAC AND CLARK. Any solicitation of proxies will be made only by GLAC’s definitive proxy statement. Investors and security holders may access the definitive proxy statement and other documents filed by GLAC at the Securities and Exchange Commission’s web site at www.sec.gov.

This press release may contain certain forward-looking statements including statements with regard to the future performance of GLAC. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in GLAC’s filings with the Securities and Exchange Commission. GLAC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.